SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2007

Eagle Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7815 Woodmont Avenue, Bethesda, Maryland  20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☒                                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment to Form 8-K is being filed to include an inadvertently omitted paragraph. The exhibits referred to in this filing were included with the initial filing on December 3, 2007.

Item 1.01  Entry into a Definitive Material Agreement

Item 7.01  Regulation FD Disclosure

On December 2, 2007, Eagle Bancorp, Inc. (the “Company”), and Woodmont Holdings, Inc., a newly formed, wholly owned subsidiary of the Company (“Holdings”), entered into entered into an Agreement and Plan of Merger (the “Agreement”) with Fidelity & Trust Financial Corporation (“Fidelity”) and Fidelity & Trust Bank, Fidelity’s wholly owned subsidiary bank (“F&T Bank”), pursuant to which the Fidelity will be merged into the Company, with Holdings surviving the merger, followed by the merger of Holdings with and into the Company with the Company surviving (the “Merger”). In connection with the Agreement, F&T Bank and EagleBank, the Company’s wholly owned subsidiary bank (the “EagleBank”), entered into a Bank Merger Agreement pursuant to which F&T Bank will be merged into EagleBank, with EagleBank surviving.

At the effective time, and as a result of, the Merger each outstanding share of Fidelity’s common stock will be converted into the right to receive 0.9202 shares of the Company’s common stock (the “Conversion Ratio”), subject to reduction in accordance with the Agreement. The Conversion Ratio would be subject to reduction based upon reductions to Fidelity’s adjusted September 30, 2007 book value of $7.50 per share for: (i) operating losses of Fidelity & Trust Mortgage Company, F&T Bank’s wholly owned subsidiary (“F&T Mortgage”), expenses incurred in connection with the winding down of F&T Mortgage, and deficiencies on inter-company payments or liabilities due from F&T Mortgage to F&T Bank; (ii) losses on the sale of loans held for sale, (iii) net charge-offs, (iv) increases to the allowance for loan losses necessary to conform to Eagle’s policies for such items, to the extent such increases are in the aggregate in excess of $750,000; (v) increases to valuation adjustments for loans held for sale as determined in accordance with the Agreement; (vi) reserves for identified litigation as determined pursuant to the Agreement, in the case of (ii) – (vi) to the extent such the aggregate of such amounts exceeds the amount reserved or provided for such items at September 30, 2007, and other agreed upon adjustments, provided that an adjustment will be made only to the extent the aggregate amount of the adjustment exceeds $400,000.  The revised Conversion Ratio would be determined by dividing the adjusted pro forma September 30, 2007 book value per share by $8.15.

Options to purchase shares of Fidelity common stock which are outstanding at the effective time will be “rolled over” into options to purchase Company common stock.

At the effective time, Robert P. Pincus and one other member of the board of directors of Fidelity designated by Fidelity will join the Company’s Board of Directors, and Mr. Pincus and three other members of the board of directors of F&T Bank designated by F&T Bank will join the EagleBank Board of Directors.  Following the Effective Time, Ronald D. Paul, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of EagleBank, will also become Chairman of the Company and Mr. Pincus will become Vice Chairman of the Company and EagleBank.

The Company and Fidelity have made customary representations, warranties and covenants in the Agreement, including, among others, the Company agrees (i) not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with alternative business combination transactions, (ii) to cause a meeting of shareholders to be held to consider approval of the Merger and issuance of shares in the Merger, and (iii) subject to certain exceptions, for the Company’s board of directors to recommend that the Company’s shareholders adopt and approve the Merger and the Agreement.

Consummation of the Merger is subject to various customary conditions which include: the approval by Fidelity’s shareholders of the Merger; the approval by the Company’s shareholders of the issuance of in excess of 20% of the shares of Company common stock as required by the rules of Nasdaq; no legal impediment to the Merger; the receipt of required regulatory approvals, including the expiration or termination of the waiting period under, the Bank Holding Company Act of 1956, the Bank Merger Act, and any other applicable law, and absence of certain material adverse changes or events. The Merger Agreement contains certain termination rights for both the Company and Fidelity, and further provides that, upon termination of the Agreement under specified circumstances, Fidelity may be required to pay the Company a termination fee of $2,000,000.

In connection with the execution of the Merger Agreement, (i) Mr. Pincus has entered into a agreement pursuant to which he will serve, and be compensated for his services, as Vice Chairman of the boards of the

Company and EagleBank; (ii) Barry C. Watkins, the President of Fidelity and F&T Bank entered into an employment agreement with the Bank, to be effective upon the effectiveness of the merger, pursuant to which he will serve as President of the Washington D.C./Virginia region of EagleBank; (iii) the directors and executive officers of Fidelity and F&T Bank entered into an agreement with the Company (the “Support Agreement”) pursuant to which they agree to vote in favor of the Agreement and comply with the provisions of the Agreement regarding solicitation of alternative proposals; and the directors of Fidelity and F&T Bank (other than Mr. Pincus and Mr. Watkins) entered into agreements with the Company and EagleBank (the “Non-compete Agreement”), restricting the ability of the directors to compete with the Company and EagleBank, and, subject to certain exceptions to solicit customers and employees.  The agreements with Mr. Pincus and Mr. Watkins contain provisions restricting their respective abilities to compete with the Company and EagleBank or solicit customers and employees.

As a result of the conversion of shares of Fidelity common stock, the Company expects that it will issue a maximum of approximately 3.87 million shares of its common stock, excluding the impact of approximately 507 thousand options to purchase Fidelity common stock which will be assumed by the Company, and assuming there is no change in the Conversion Ratio.

A copy of the Agreement is attached as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

The representations and warranties contained in the Agreement are not intended do, and do not, modify the statements and information about the Company contained in its periodic reports on Forms 10-K, 10-Q and 8-K, or the information contained in other documents filed with the Securities and Exchange Commission or its banking regulators, or publicly available information about Fidelity filed with its banking regulators, or otherwise.  Representations and warranties in agreements such as the Agreement are not intended as statements of fact, but rather are negotiated provisions which allocate risks related to the subject matter of the statements between the parties to the agreement.  Additionally, the representations and warranties are modified in the Agreement by materiality standards and conditions, and clarifications, exclusions and exceptions set forth on schedules and exhibits which are not public documents.  As such, readers should not place reliance on the representations and warranties as accurate statements of the current condition of any party to the agreement, their respective subsidiaries, operations, assets or liabilities.

Item 9.01.  Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired.  Not applicable.

(b)  Pro Forma Financial Information.  Not applicable.

(c)  Shell Company Transactions.  Not applicable.

(d)  Exhibits.

2.1

Agreement and Plan of Merger, dated as of December 2, 2007 between and among Eagle Bancorp, Inc., Woodmont Holdings, Inc, Fidelity & Trust Financial Corporation and Fidelity & Trust Bank filed with initial filing

99.1	Press Release dated December 2, 2007 filed with initial filing
99.2	Form of letter to Shareholders of Eagle Bancorp, Inc. filed with initial filing

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

	By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive
Officer

Dated: December 5, 2007